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                                                                 Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-61862) and Form S-8 (Nos. 333-99729, 333-75406, 333-49656,
333-33464, 333-30518, 333-74343, 333-45425 and 333-04131) of ScanSoft, Inc. of
our report dated November 15, 2002, with respect to the combined balance sheets of Philips Speech Processing Telephony and Voice Control (a division of Royal Philips Electronics N.V.) as of December 31, 2001 and September 29, 2002 and the related combined statements of operations and comprehensive loss, changes in the net investment of the Philips Group and cash flows for the year ended December 31, 2001 and the nine-month period ended September 29, 2002, which report appears in the Form 8-K/A of ScanSoft, Inc. dated March 24, 2003.


/s/ KPMG Accountants N.V.


Eindhoven, The Netherlands
March 24, 2003